Exhibit 99.2

Washington Prime Increases Ownership in Seven Property Portfolio

BETHESDA, June 16, 2014 /PRNewswire/ — Washington Prime Group (NYSE:WPG) announced today that it has entered into a definitive agreement to acquire its partner’s interest in a portfolio of seven open-air shopping centers.  The transaction is expected to close later this week. Previously, Washington Prime held between 32 percent to 42 percent legal ownership interests in the properties, but received substantially less economic benefit due to the partner’s preferred capital allocation.  With this transaction, Washington Prime will own 100 percent of four properties and approximately 88.3 percent of the remaining three.

The purchase price for the properties totaled approximately $162 million plus the assumption of an additional $83.8 million in mortgage debt. The portfolio of properties totals over 2.1 million square feet and is approximately 96 percent occupied.  Four of the centers are located in Florida, and one each in Indiana, Connecticut and Virginia. Also included in this transaction is land valued at approximately $4 million.

About Washington Prime Group

Washington Prime Group (NYSE:WPG) is a retail REIT that owns and manages 98 shopping centers totaling 53 million square feet diversified by size, geography and tenancy.  Washington Prime combines a national real estate portfolio with an investment grade balance sheet and will leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets as well as select development and acquisitions of new assets with franchise value.  For more information visit washington.prime.com.

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